AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

WINDSTREAM TECHNOLOGIES, INC.

Dan Bates and Ryan Keating hereby certify that:

1. They are the President and Secretary, respectively, of Windstream Technologies, Inc., a California corporation.

2. The Articles of Incorporation of this Corporation are hereby amended and restated to read as follows:

Article I.

The name of this Corporation is Windstream Technologies, Inc. (this “Corporation”).

Article II.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Article III.

A.              Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is ten million (10,000,000) shares. Nine million (9,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock.

B.              Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Seed 1 Preferred Stock, which series shall consist of thirty-five thousand (35,000) shares (the “Seed 1 Preferred Stock”), the Seed 2 Preferred Stock, which series shall consist of five hundred thousand (500,000) shares (the “Seed 2 Preferred Stock”) and the Series A Preferred Stock, which series shall consist of five hundred thousand (500,000) shares are as set forth below in this Article III.B. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or this Corporation’s Amended and Restated Articles of Incorporation (“Protective Provisions”), the Board of Directors is hereby authorized to fix and determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon and other matters relating to any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future series of Preferred Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(1)

1.               Dividend Provisions.

(a)             The holders of shares of Seed 1 Preferred Stock, Seed 2 Preferred Stock and Series A Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.08 per share per annum for the Seed 1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, “Recapitalizations”)), $0.2624 per share per annum for the Seed 2 Preferred Stock (as adjusted for any Recapitalizations) and $0.7128 per share per annum for the Series A Preferred Stock (as adjusted for any Recapitalizations), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of Seed 1 Preferred Stock, Seed 2 Preferred Stock and Series A Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid.

(b)            After payment of the full amount of any dividends pursuant to Article III.B.1(a) any additional dividends shall be distributed among all holders of Common Stock.

(c)             As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by this Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of this Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights.

2.               Liquidation Preference.

(a)             In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Seed 1 Preferred Stock, Seed 2 Preferred Stock and Series A Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, (i) for the Seed 1 Preferred Stock, an amount per share equal to the sum of (A) $1.00 (subject to adjustment for Recapitalizations) (the “Original Seed 1 Issue Price”) for each outstanding share of Seed 1 Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share, (ii) for the Seed 2 Preferred Stock, an amount per share equal to the sum of (A) $3.28 (subject to adjustment for Recapitalizations) (the “Original Seed 2 Issue Price”) for each outstanding share of Seed 2 Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share, and (iii) for the Series A Preferred Stock, an amount per share equal to the sum of (A) $8.91 (subject to adjustment for Recapitalizations) (the “Original Series A Issue Price”) for each outstanding share of Series A Preferred Stock and (B) an amount equal to all declared but unpaid dividends on such share (the Original Seed 1 Issue Price, Original Seed 2 Issue Price and Original Series A Issue Price, collectively, the “Original Issue Prices”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Seed 1 Preferred Stock, Seed 2 Preferred Stock and Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this Corporation legally available for distribution to shareholders shall be distributed ratably among the holders of the Seed 1 Preferred Stock, Seed 2 Preferred Stock and Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Article III.B.2(a).

(b)            Upon completion of the distributions of the full amount required by Article III.B.2(a), all of the remaining assets of this Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)             (i) For purposes of this Article III.B.2, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the voting power of the Preferred Stock then outstanding, voting together as a single class, with voting rights determined in accordance with Article III.B.5, shall determine otherwise), (A) the acquisition of this Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of this Corporation), or any transaction or series of related transactions in which this Corporation’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; provided, however, that any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this Corporation or indebtedness of the Company is cancelled or converted (or a combination thereof) shall not be deemed to be a liquidation, dissolution or winding up of this Corporation; or (B) a sale of all or substantially all of the assets of this Corporation.

(2)

(i)              In any of such events, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A)           The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be:

(1)            if traded on a securities exchange or through the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2)            if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3)            if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this Corporation.

(B)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Article III.B.2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined by the Board of Directors of this Corporation.

(ii)            In the event the requirements of this Article III.B.2(c) are not complied with, this Corporation shall forthwith either:

(A)           cause such closing to be postponed until such time as the requirements of this Article III.B.2(c) have been complied with; or

(B)           cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article III.B.2(c)(iv) hereof.

(iii)          This Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3.               Redemption. Neither this Corporation nor the holders of Preferred Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Preferred Stock.

4.               Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)             Right to Convert. Each share of each series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each such series of Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Seed 1 Preferred Stock shall be the Original Seed 1 Issue Price, the initial Conversion Price per share for shares of Seed 2 Preferred Stock shall be the Original Seed 2 Issue Price and the initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; provided, however, that the Conversion Prices for the Seed 1 Preferred Stock, Seed 2 Preferred Stock and Series A Preferred Stock shall be subject to adjustment as set forth in Article III.B.4(d) below.

(3)

(b)            Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) except as provided in Article III.B.4(c), this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”), the public offering price of which is not less than $17.82 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $20,000,000 in the aggregate (before deduction of underwriting discounts and commissions) or (ii) the date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class with voting power determined as provided in Article III.B.5 below.

(c)             Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)            Conversion Price Adjustments of Preferred Stock. The Conversion Prices of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)              In the event this Corporation should at any time after the date on which shares of Series A Preferred Stock were first issued (the “Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)            If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)             Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article III.B.4(d), then, in each such case for the purpose of this Article III.B.4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)             Recapitalizations. If at any time after the Purchase Date there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article III.B.2 or this Article III.B.4) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article III.B.4 with respect to the rights of the holders of each series of Preferred Stock after the recapitalization to the end that the provisions of this Article III.B.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(4)

(g)            No Impairment. This Corporation will not, by amendment of these Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article III.B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(h)            No Fractional Shares and Certificate as to Adjustments.

(i)              No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, this Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)            Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Article III.B.4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i)              Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j)              Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

(k)            Notices. Any notice required by the provisions of this Article III.B.4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

5.               Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(5)

6.               Protective Provisions.

(a)             So long as any shares of Seed 1 Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Seed 1 Preferred Stock voting separately as a single class:

(i)              alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Seed 1 Preferred Stock so as to affect adversely such shares of Seed 1 Preferred Stock; or

(ii)            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Seed 1 Preferred Stock.

(b)            So long as any shares of Seed 2 Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Seed 2 Preferred Stock voting separately as a single class:

(i)              alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Seed 2 Preferred Stock so as to affect adversely such shares of Seed 2 Preferred Stock; or

(ii)            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Seed 2 Preferred Stock.

(c)             So long as any shares of Series A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting separately as a single class:

(i)              alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such shares of Series A Preferred Stock; or

(ii)            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.

7.               Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article III.B.4, the shares so redeemed or converted shall be cancelled and shall not be issuable by this Corporation. These Amended and Restated Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.              Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article III.C.

1.               Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.               Liquidation Rights. Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Article III.B.2.

3.               Redemption. Neither this Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

4.               Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(6)

Article IV.

A.              The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.              This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation or its shareholders. This Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where this Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

C.              Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this Corporation shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such repeal or modification.

3.               The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4.               The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of this Corporation is 955,000 shares. The total number of outstanding shares of Seed 1 Preferred Stock of this Corporation is 35,000 shares, and the total number of outstanding shares of Seed 2 Preferred Stock of this Corporation is 463,908 shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage votes required were (a) more than 50% of the outstanding shares of Preferred Stock, voting together as a single class, and (b) more than 50% of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: January __, 2012

_______________________________

Dan Bates, President

_______________________________

Ryan Keating, Secretary